Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alteryx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	6,100,000	(2)	$47.65	(3)	$290,665,000	(3)	0.0000927	$26,945
Total Offering Amounts							290,665,000			$26,945
Total Fees Previously Paid										—
Total Fee Offsets(4)										—
Net Fee Due										$26,945

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Alteryx, Inc.’s (the “Registrant”) Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)	Represents additional shares of Registrant’s Class A common stock reserved for issuance under the Amended and Restated 2017 Equity Incentive Plan as amended and restated as of May 25, 2022.
(3)

Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on July 29, 2022.

(4)	The Registrant does not have any fee offsets.